Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

BD INVESTMENT HOLDINGS INC.

BD Investment Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of BD Investment Holdings Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

LPL INVESTMENT HOLDINGS INC.

SECOND: That in lieu of a meeting and vote of the stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on filing.

IN WITNESS WHEREOF, said BD Investment Holdings Inc. has caused this certificate to be signed by Stephanie L. Brown, its Secretary, this 10th day of March, 2006.

By:	/s/ Stephanie L. Brown
Secretary